Jon Adams Financial Co., L.L.P.
175 Westwood, Suite 1000
Wayata, MN 55391
Phone/612.473.4892
Fax/612.473.6988

                                  12 May, 1999






Justin MacIntosh
Chairman, President and CEO
c/o CorVu Corporation
3400 West 66th Street
Suite 445
Edina, MN 55435

Via Facsimile - 612.325.5770

Re:      Terms of Proposed Relationship

Dear Justin:

         As we discussed, consistent with our role in working with you to address the financial needs of CorVu Corporation and to assist you in consummating a reverse merger transaction with a publicly-traded entity, we are pleased to propose the following revised terms (an "Agreement") for retention of the services of the Jon Adams Financial Co., L.L.P. ("JAF") on an exclusive basis by CorVu Corporation (the "Company"):

         1. JAF will assist the Company as its exclusive financial and business advisor for four (4) months from the date of this Agreement to consummate a reverse merger, merger, acquisition, strategic partnership, relationship or the like (the "Transaction") on behalf of the Company. As used in this Agreement, the term "Transaction" shall mean any merger, reverse merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company acquires, or is acquired by, or combined with, a third party or third parties. In connection with a Transaction and specifically a reverse merger, JAF will endeavor to structure the Transaction such that the Company will not sell, exchange, transfer, or hypothecate more than twenty-one percent (21%) of its outstanding common stock in order to effectuate the Transaction and that in the course of effectuating such a Transaction the Company will receive approximately nine hundred thousand dollars ($900,000) as consideration for its common stock (the "Initial Financing").

         2. Following or during the course of effectuating a Transaction, JAF and/or its affiliate Equity Securities Investments, Inc. ("Equity") and the Company will enter into an agreement to use JAF's and/or Equity's best efforts to engage in an underwriting on the Company's behalf for a period of four (4) months from the close of the Transaction (the "Underwriting Agreement") to secure via a secondary offering or through other alternative means, approximately two to three million dollars ($2,000,000-$3,000,000) in debt or equity financing for the Company from a private entity or fund (the "Subsequent Financing"). Pursuant to this undertaking JAF and/or Equity will have the exclusive right to represent the Company in a Subsequent Financing capacity for a period of four (4) months from the date of the close of a Transaction; provided, however, that if the Company elects to seek and does obtain financing through the efforts of another entity or agent or in its principal capacity directly during the relevant four (4) month period, then the Company agrees to compensate JAF and/or Equity for its efforts by paying JAF and/or Equity a termination fee of seventy five thousand dollars ($75,000) upon the closing of any such financing.

         3. In connection with JAF's activities on the Company's behalf, the Company will furnish JAF with all information regarding the Company and data concerning the Company and any Transaction, Initial Financing and/or Subsequent Financing and, to the Company's best knowledge, any prospective financier or financiers which JAF deems appropriate, and will provide JAF with access to the Company's officers, directors, employees, independent accountants and legal counsel. JAF will keep all information confidential in accordance with its customary practice. The Company represents and warrants to the best of its knowledge that all information made available to JAF by the Company will, at all times during the period of the engagement of JAF hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which statements are made. The Company further represents and warrants that any projections provided by it to JAF will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, were reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, JAF will be using and relying on the information (and information available from public sources and other sources deemed reliable by JAF) without independent verification thereof. Furthermore, in evaluating prospective financiers, JAF will be using information contained in public reports and possibly other information furnished to JAF by such prospective financier. JAF does not assume responsibility for the accuracy or completeness of any information regarding the Company, any prospective financier or any Transaction, Initial Financing and/or Subsequent Financing. Any advice rendered by JAF pursuant to this Agreement may not be disclosed publicly without our prior written consent.

         4. In consideration of our services pursuant to this Agreement, JAF shall be entitled to receive, and the Company agrees to pay JAF, the following compensation:

                  a. Upon the consummation of a Transaction, the Company shall compensate JAF for its efforts by providing to JAF three percent (3.00%) of the outstanding common stock of the Company immediately preceding a Transaction (based upon 9,490,700 shares of common stock of the Company outstanding and subject to an appropriate adjustment pursuant to standard anti-dilution provisions) and by providing to JAF a five (5) year warrant (with standard anti-dilution provisions) to purchase an additional one percent (1.00%) of the common stock of the Company after a Transaction at the lesser of: (i) the per share price equal to one hundred and twenty percent (120%) of the per share closing price of the common stock of the Company at the first date upon which it begins to publicly-trade; or (ii) the fair market value of the common stock of the Company at the date at which a Transaction is closed.

                  b. Upon the consummation of the Initial Financing in connection with the Transaction, the Company shall compensate JAF in an aggregate amount equal to five percent (5.00%) of the gross proceeds of the Initial Financing.

                  c. Upon the consummation of any Subsequent Financing in connection with the Transaction, pursuant to the to-be-executed Underwriting Agreement, the-Company agrees to: (i) compensate JAF and/or Equity in an aggregate amount equal to seven and one-half percent (7.50%) of the gross proceeds of the Subsequent Financing plus a non-accountable expense allowance in an amount equal to one percent (1.00%) of the gross proceeds of the Subsequent Financing; and (ii) grant to JAF and/or Equity a five (5) year warrant to purchase ten percent (10.00%) of the equity stake sold to an investor or investors at a price equal to the price paid by the investor or a simple average of the price paid by multiple investors or any conversion price formula utilized in connection with the Subsequent Financing; provided, however, that in the event that the Subsequent Financing is accomplished with a party identified in Appendix A, then the Company agrees to compensate JAF and/or Equity in an aggregate amount equal to five percent (5.00%) of the gross proceeds of the Subsequent Financing plus a non-accountable expense allowance in an amount equal to one percent (1.00%) of the gross proceeds of the Subsequent Financing and to grant to JAF and/or Equity a five (5) year warrant to purchase seven and one-half percent (7.50%) of the equity stake sold to an investor or investors at a price equal to the price paid by the investor or a simple average of the price paid by multiple investors or any conversion price formula utilized in connection with the Subsequent Financing.

                  d. JAF shall be entitled to the fees set forth in this paragraph 4 with respect to any Transaction, Initial Financing and/or Subsequent Financing consummated during the term or with respect to any Transaction consummated within one (1) year after the date of termination of this Agreement, if the party to such Transaction, Initial Financing and/or Subsequent Financing was introduced to the Company by JAF during the term of this Agreement.

         5. In addition to the fees described in paragraph 4 above, the Company agrees to reimburse JAF, upon request from time to time, for all reasonable accountable out-of-pocket expenses incurred by JAF in connection with the matters contemplated by this Agreement; provided however that JAF shall obtain prior approval for expenses exceeding ten thousand dollars ($10,000) in the aggregate. However, the limitation on the aggregate amount of such out-of-pocket expenses in the preceding sentence shall not apply to any amount incurred by JAF pursuant to the Indemnification Provisions (as such term is defined below).

         6. The Company agrees to indemnify JAF in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification provisions are incorporated herein and made a part hereof.

         7. Either party hereby may terminate this Agreement at any time upon written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by JAF up to the date of termination or completion, as the case may be, (ii) any compensation to be earned by JAF after termination pursuant to paragraph 4 hereof, (iii) the reimbursement of expenses incurred by JAF up to the date of termination or completion, as the case may be, (iv) the provisions of paragraphs 4-9, inclusive, of this Agreement and (v) the attached Indemnification Provisions which are incorporated herein, all of which shall remain operative and in full force and effect.

         8. The validity and interpretation of this Agreement shall be governed by the laws of the State of Minnesota applicable to agreements made and to be fully performed therein.

         9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

         10. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

         If the foregoing correctly sets forth our agreement, we would appreciate your signing this letter in the space provided and returning it to us.

                                   Sincerely,

                                   JON ADAMS FINANCIAL CO., L.L.P.

                                   /s/ Edward S. Adams
                                   Edward S. Adams, as Principal


Confirmed and agreed to this 12th
day of May, 1999
CORVU CORPORATION

By:      /s/ Justin MacIntosh
  Its: Chairman, President and Chief Executive Officer

                           INDEMNIFICATION PROVISIONS

The Company (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless JAF against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including. without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which JAF is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) JAF's acting for the Company, including, without limitation, any act or omission by JAF in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated May 12, 1999, between the Jon Adams Financial Company, L.L.P. and CorVu Corporation as it maybe amended from time to time (the "Agreement"), (b) any untrue statement or alleged untrue statement of a material fact or similar statements or omissions in or from any information furnished to JAF or to any prospective financier or any party to a Transaction, an Initial Financing and/or a Subsequent Financing or (c) any Transaction, an Initial Financing and/or Subsequent Financing (as such terms are defined in the Agreement); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of JAF. The Company also agrees that JAF shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of JAF, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from JAF's gross negligence or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to JAF or the persons indemnified below in this sentence and shall extend to the following: JAF, its respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to JAF in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which JAF proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by JAF to notify the Company shall not relieve the Company from its obligations hereunder. The Company shall have the right to assume the defense of any such action with counsel of its choice. JAF shall have the right to retain counsel of its own choice to represent it, and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of JAF unless (a) the Company shall have failed to assume the defense of such action or proceeding within a reasonable time, or (b) the named parties to such action include JAF and JAF and the Company shall have reasonably concluded that there may be a conflict in their respective positions in conducting the defense of any such action or that there may be legal defenses available to JAF which are different from those available to the Company, in which case if JAF notifies the Company in writing that it elects to employ separate counsel, the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company; provided that in no event shall the Company be obligated to pay the fees and expenses under this indemnity for more than one firm of attorneys for JAF. The Company shall be liable for any settlement of any claim against JAF made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without prior written consent of JAF, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to JAF of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and JAF, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified person maybe subject in accordance with the relative benefits received by the Company, on the one hand, and JAF, on the other hand, and also the relative fault of the Company on the one hand and JAF on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, JAF shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by JAF pursuant to this Agreement.

Neither termination nor completion of the engagement of JAF referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.